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                                                                      EXHIBIT 21

                SUBSIDIARIES OF VLASIC FOODS INTERNATIONAL INC.
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SUBSIDIARIES:
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     Domestic:
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          Aligar, Inc., a Delaware corporation
          Campbell's Fresh, Inc., an Ohio corporation
          Cargal, Inc., a Delaware corporation
          Vlasic Foods, Inc., a Michigan corporation
          Vlasic International Sales Inc., a New Jersey corporation Vlasic International Brands Inc., a Delaware corporation

     FOREIGN:
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          Campbell Frozen Foods Limited, a United Kingdom corporation
          U.K. Newco (a United Kingdom corporation to be formed)
          Canada Newco (a Canadian corporation to be formed)
          Swift-Armour S.A. Argentina, an Argentine corporation
          Skandiavein-und Sud-Import GmbH, a German corporation
          Campbell Grocery Products GmbH, a German corporation